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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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1. Name and Address of Reporting Person*

Rykhoek                  Philip                   M
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   (Last)               (First)                 (Middle)
Denbury Resources Inc.
5100 Tennyson Pkwy., Ste 3000
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                                    (Street)

Plano                                 TX                            75024
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol


Genesis Energy, L.P. Units (GEL)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

September 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing
   (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                                    3.           Disposed of (D)                 Owned          Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                                      2.            Code         -----------------------------   Reported       (D) or    Indirect
1.                                    Transaction   (Instr. 8)-                  (A)             Transaction(s) Indirect  Beneficial
Title of Security                     Date          -----------      Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    Code    V                    (D)             & 4)           (Instr.4) (Instr. 4)
- ----------------------------------------------------------------------------------------------------------------------------------

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Genesis Energy, L.P. (GEL)            9/23/2002      P               4,000       A      $4.10     4,000          D
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
*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number of Owner-
                                                                                                          Deriv-    ship
                    2.                                                                                    ative     of
                    Conver-                    5.                              7.                         Securi-   Deriv-   11.
                    sion                       Number of                       Title and Amount           ties      ative    Nature
                    or                         Derivative    6.                of Underlying     8.       Bene-     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    ficially  ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    Reported  In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      action(s) (I)      ship
Security            Secur-   Day/     -------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code  V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
- ----------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================



/s/Philip M. Rykhoek                                              09/24/02
- ---------------------------------------------            ---------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                  Page 2 of 2